Exhibit 99.1

AXS-One Reports Positive Fourth Quarter and

Year-end Financial Results

- Company Announces 10th Consecutive Profitable Quarter -

Company Contact:	IR Contact:
William Levering	Matthew Hayden
AXS-One Inc.	Hayden Communications
wlevering@axsone.com	matt@haydenir.com
(201) 935-3400	(760) 487-1137

•                  44% increase in 4th Quarter license revenue to $1.4M from $963,000 in 2002

•                  7.2 % increase in 4th Quarter net income to $816K from $761K in 2002

•                  64% increase in full-year license revenue to $6.4M from $3.9M in 2002

•                  20% increase in full-year net income to $2.3M from $1.9M in 2002

RUTHERFORD, N.J.—(PR Newswire)—January 29, 2004—AXS-One Inc. (AMEX: AXO - News), a leading provider of e-business solutions, today announced its financial results for the fourth quarter and fiscal year period ended December 31, 2003.

Revenues for the fourth quarter increased nine percent to $10.4 million, compared to the $9.6 million reported in the fourth quarter of last year.  License revenues for the quarter increased 44 percent to $1.4 million from $963,000 in the fourth quarter of 2002.  Net income for the quarter increased 7.2 percent and was $816,000, or $0.03 per diluted share, in comparison to $761,000, or $0.03 per diluted share for the fourth quarter of 2002.

Revenues for fiscal 2003 were $39.7 million, an increase of six percent from the $37.4 million reported in the corresponding prior year period.  License revenues for the year increased 64 percent to $6.4 million from $3.9 million in 2002.  Net income for the year increased 20 percent to $2.3 million, or $0.09 per diluted share, in comparison to $1.9 million, or $0.08 per diluted share for 2002.

John Rade, AXS-One’s chief executive officer commented, “We are pleased to announce these results which emanated from the continued execution of our growth plan in 2003. We have established a solid foundation that leverages momentum in several of our key markets, which we believe can provide for continued growth in 2004 and beyond. We have positioned ourselves and been recognized as visionary by industry analysts and as a leading provider of sophisticated compliance solutions to major corporations worldwide.  While still a developing market, financial institutions and others who maintain sensitive information will look for increased compliance and security features to manage the information disseminated via electronic mail and instant messaging.  Increased regulatory compliance and legislation, including the Sarbanes-Oxley Act, will increase the focus on the need for compliance surrounding electronic communications.  AXS-One is well positioned to benefit from this accelerating trend, and management is accordingly optimistic for the future of the Company.”

William G. Levering, AXS-One’s chief financial officer, commented, “We have reported 10 consecutive profitable quarters, representing a financial milestone for the Company. In 2003, we had quarter-over-quarter improvement in our license revenue, a key metric for the company insofar as it leads to maintenance and consulting revenue.  Our products for email and instant messaging compliance have begun to gain traction in the marketplace.  We continue to improve our balance sheet.  We have no long-term debt and only $547,000 of short-term debt, currently scheduled to be fully repaid by March 31, 2004.”

About AXS-One Inc.

AXS-One (AMEX: AXO - News) is a provider of supply chain management solutions for service industries that extend the finance function and allow organizations to work collaboratively with their partners, suppliers, employees, and customers while preserving investments in existing systems.  AXS-One has implemented high-volume, interoperable, scalable and secure business solutions for global 2000 organizations.  Its Web Services based technology has been critically acclaimed as best of class. AXS-One has approximately 250 employees in offices worldwide, including Australia, Canada, Singapore, the United Kingdom, the United States, and South Africa. AXS-One was founded in 1978, and is based in Rutherford, New Jersey, U.S.A.  For further information, visit the AXS-One web site at http://www.axsone.com.

AXS-One, the AXS-One logo, “Access Tomorrow Today,” AXSPoint and TransAXS are registered trademarks of, and e-Cellerator, AXS Desk, “AXS-One Collaboration FrameWorks,” SMART and Tivity are trademarks of, AXS-One Inc. in the U.S. All other company and product names are trademarks or registered trademarks of their respective companies.

Special Note Regarding Forward-Looking Statements: A number of statements contained in this release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the applicable statements. These risks and uncertainties include, but are not limited to: potential vulnerability to technological obsolescence; the risks that its current and future products may contain errors or defects that would be difficult and costly to detect and correct; potential difficulties in managing growth; dependence on key personnel; the possible impact of competitive products and pricing; and other risks described in more detail in AXO’s Securities and Exchange Commission filings.

AXS-One Inc. and Subsidiaries

Consolidated Statements of Operations

(In thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2002	2003	2002	2003
	(Unaudited)
Revenues:
License fees	$963	$1,389	$3,917	$6,443
Services	8,488	9,018	33,030	32,948
Other - related parties	115	40	405	300
Total revenues	9,566	10,447	37,352	39,691

Operating expenses:
Cost of license fees	387	434	1,482	1,524
Cost of services	3,946	4,050	15,479	15,832
Sales and marketing	1,549	1,762	6,364	7,297
Research and development	1,581	1,883	6,704	6,832
General and administrative	1,179	1,488	4,559	5,634
Total operating expenses	8,642	9,617	34,588	37,119
Operating income	924	830	2,764	2,572
Other income (expense):
Interest income	7	24	38	73
Interest expense	(89)	(30)	(364)	(197)
Gain on sale of subidiary	—	—	219	71
Equity in losses of joint ventures	(49)	(148)	(525)	(114)
Other expense	(92)	(16)	(268)	(188)
Other expense, net	(223)	(170)	(900)	(355)
Income before income tax benefit, net	701	660	1,864	2,217
Income tax benefit, net	60	156	60	99
Net income	$761	$816	$1,924	$2,316
Basic and diluted net income per common share	$0.03	$0.03	$0.08	$0.09

Weighted average basic common shares outstanding	24,849	24,995	24,818	24,945

Weighted average diluted common shares outstanding	25,342	27,280	25,511	26,264

The unaudited financial information included in this document is intended only as summary provided for your convenience, and should be read in conjunction with the complete consolidated financial statements of the Company (including the Notes thereto, which set forth important information) contained in its Reports on Form 10-K and 10-Q filed by the Company with the U.S. Securities and Exchange Commission (SEC).  Such reports are available on the public EDGAR electronic filing system maintained by the SEC.

This press release contains forward-looking statements.  Such statements are only predictions, and  actual events or results may differ materially. All forward-looking statements involve risks and  uncertainties, including, without limitation, the risks detailed in the Company's documents and reports filed from time to time with the Securities and Exchange Commission.